Exhibit 6.1

AMENDED & RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CAPROCQ CORE HOLDINGS, L.P.
(a Delaware limited partnership)

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1
ARTICLE II FORMATION OF PARTNERSHIP		10
2.01	Formation of the Partnership	10
2.02	Name	10
2.03	Registered Office and Agent; Principal Office	10
2.04	Term and Dissolution	11
2.05	Filing of Certificate and Perfection of Limited Partnership	11
2.06	Certificates Describing Partnership Units	11
ARTICLE III BUSINESS OF THE PARTNERSHIP		12
ARTICLE IV CAPITAL CONTRIBUTIONS, COMMITMENTS AND ACCOUNTS		12
4.01	Capital Contributions and Commitments	12
4.02	Additional Capital Contributions and Issuances of Additional Partnership Units	14
4.03	Additional Funding	18
4.04	LTIP Units	18
4.05	Conversion of LTIP Units	20
4.06	Capital Accounts	23
4.07	Percentage Interests	23
4.08	No Interest on Contributions	23
4.09	Return of Capital Contributions	23
4.10	No Third-Party Beneficiary	24
4.11	Termination of Special Limited Partner Obligation to Contribute Capital	24
4.12	Notice and Opinion of Counsel	24
4.13	Cure; Termination of Capital Contributions and Withdrawal	25
4.14	Failure to Make Required Capital Contributions	25
4.15	Interest on Overdue Contributions	25
4.16	Termination of a Special Limited Partner’s Right to Make Further Capital Contributions	25
4.17	Forfeiture of a Special Limited Partner’s Interest in the Partnership	26
4.18	Withholding and Application of a Special Limited Partner’s Distribution	26
4.19	Required Sale of a Special Limited Partner’s Interest in the Partnership	26
4.20	Termination of Voting Rights	28
4.21	General Default Provisions	28
4.22	Withdrawal by ERISA Regulated Pension Plans	28
4.23	Withdrawal by Government Plans Complying with State and Local Law	29
4.24	Withdrawal by Government Plans Complying with ERISA	29
4.25	Withdrawal by Tax Exempt Limited Partners	29
4.26	Withdrawal by Registered Investment Companies	29
4.27	Withdrawal by Banks	29
4.28	Distributions on Withdrawal	30
ARTICLE V PROFITS AND LOSSES; DISTRIBUTIONS		30
5.01	Allocation of Profit and Loss	30
5.02	Distribution of Cash	32
5.03	REIT Distribution Requirements	33
5.04	No Right to Distributions in Kind	33
5.05	Limitations on Return of Capital Contributions	33
5.06	Distributions Upon Liquidation	34
5.07	Substantial Economic Effect	34
ARTICLE VI RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER		34
6.01	Management of the Partnership	34
6.02	Delegation of Authority	36
6.03	Indemnification and Exculpation of Indemnitees	37

i

6.04	Liability of the General Partner	38
6.05	Partnership Obligations	39
6.06	Outside Activities	39
6.07	Employment or Retention of Affiliates	39
6.08	General Partner Activities	40
6.09	Title to Partnership Assets	40
6.10	Restrictions on General Partner Authority	40
ARTICLE VII CHANGES IN GENERAL PARTNER		40
7.01	Transfer of the General Partner’s Partnership Interest	40
7.02	Admission of a Substitute or Additional General Partner	42
7.03	Effect of Bankruptcy, Withdrawal, Death or Dissolution of General Partner	42
7.04	Removal of General Partner	43
ARTICLE VIII RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS		44
8.01	Management of the Partnership	44
8.02	Power of Attorney	44
8.03	Limitation on Liability of Limited Partners	44
8.04	Common and Special Unit Redemption Right	44
ARTICLE IX TRANSFERS OF PARTNERSHIP INTERESTS		46
9.01	Purchase for Investment	46
9.02	Restrictions on Transfer of Partnership Units	47
9.03	Admission of Substitute Limited Partner	48
9.04	Rights of Assignees of Partnership Units	49
9.05	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner	49
9.06	Joint Ownership of Partnership Units	49
ARTICLE X BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS		50
10.01	Books and Records	50
10.02	Custody of Partnership Funds; Bank Accounts	50
10.03	Fiscal and Taxable Year	50
10.04	Annual Tax Information and Report	50
10.05	Tax Matters Partner; Tax Elections; Special Basis Adjustments	50
ARTICLE XI AMENDMENT OF AGREEMENT		52
11.01	Amendment of Agreement	52
ARTICLE XII GENERAL PROVISIONS		53
12.01	Notices	53
12.02	Survival of Rights	53
12.03	Additional Documents	54
12.04	Severability	54
12.05	Entire Agreement	54
12.06	Pronouns and Plurals	54
12.07	Headings	54
12.08	Counterparts	54
12.09	Governing Law	54

EXHIBITS

EXHIBIT A - Partners, Commitments, Capital Contributions and Percentage Interests

EXHIBIT B - Notice of Exercise of Common and Special Unit Redemption Right

EXHIBIT C-1 - Certification of Non-Foreign Status (For Redeeming Limited Partners That Are Entities)

EXHIBIT C-2 - Certification of Non-Foreign Status (For Redeeming Limited Partners That Are Individuals)

EXHIBIT D - Notice of Election by Partner to Convert LTIP Units into Common Units

EXHIBIT E - Notice of Election by Partnership to Force Conversion of LTIP Units into Common Units

ii

AMENDED & RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

CAPROCQ CORE HOLDINGS, L.P.

THIS AMENDED & RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CAPROCQ CORE HOLDINGS, L.P. (the “Partnership”), dated as of September 1, 2017, is made and entered into by and among CapRocq Core REIT, Inc., a Maryland corporation (together with its successors and assigns, the “General Partner”), and the Limited Partners set forth on the attached Exhibit A.

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware effective as of August 24, 2016 and the Agreement of Limited Partnership, entered into as of August 24, 2016 (the “Original Agreement”), by and between the General Partner and CapRocq Core REIT, Inc., a Maryland corporation, as the initial limited partner (the “Initial Limited Partner”).

WHEREAS, the General Partner and the Initial Limited Partner desire to amend, restate and replace the Original Agreement in its entirety and to enter into this Amended and Restated Agreement of Limited Partnership (the “Agreement”) to set forth the terms and conditions under which the management, business, and financial affairs of the Partnership will hereafter be conducted.

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in Article I.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINED TERMS

The following defined terms used in this Agreement shall have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

“Activation Date” has the meaning set forth in Section 4.01(b)(ii).

“Additional Funds” has the meaning set forth in Section 4.03.

“Additional Securities” has the meaning set forth in Section 4.02(a)(ii).

“Adjustment Events” has the meaning set forth in Section 4.04(a)(i).

1

“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clauses (i) or (ii), REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or interests in a Subsidiary that are owned by the General Partner other than through its ownership interest in the Partnership.

“Adversely Affected Banking Entity” has the meaning set forth in Section 4.27(b).

“Advisor” means CapRocq Core Advisors, LLC, a Delaware limited liability company.

“Advisory Agreement” means that certain Advisory Agreement dated as of March 31, 2017 by and among the General Partner, the Partnership and the Advisor.

“Affiliate” means, (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding directors and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests or otherwise.

“Agreed Value” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the Partners, number of Partnership Units issued to each Partner, and the Agreed Value of non-cash Capital Contributions as of the date of contribution is set forth on Exhibit A, as it may be amended or restated from time to time.

“Agreement” means this Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Banking Acts” means the Federal Deposit Insurance Act, as amended; the National Bank Act, as amended; the Federal Reserve Act, as amended; the Bank Holding Company Act of 1956, as amended; the Homeowners Loan Act, as amended, or the rules, regulations and written interpretations by the regulatory authority relating thereto or any other law, rule, regulation or written interpretation by such regulatory authority applicable to a bank, a bank holding company, savings and loan association, savings association holding company or any Affiliate thereof; and 13 C.F.R. §107.460.

“Board of Directors” means the Board of Directors of the General Partner.

“Capital Account” has the meaning provided in Section 4.06.

“Capital Account Limitation” has the meaning set forth in Section 4.05(b).

“Capital Contribution” means the total amount of cash, cash equivalents, and the Agreed Value of any Property or other asset contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of the Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.

2

“Cash Amount” means an amount of cash per Common Unit equal to the Value of the REIT Common Shares Amount on the date of receipt by the Partnership and the General Partner of a Notice of Redemption.

“Certificate” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.02) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.

“Change of Control” means, as to the General Partner, the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of 80% or more of the assets of the General Partner, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than an Affiliate of the General Partner; or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than an Affiliate of the General Partner in a single transaction or in a related series of transactions, by way of merger, share exchange, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting capital securities of the General Partner.

“Charter” means the Articles of Incorporation of the General Partner filed on August 24, 2016 with the State Department of Assessments and Taxation of the State of Maryland, as amended, supplemented or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any particular provision of the Code means that provision in the Code on the date of this Agreement and any successor provision of the Code.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitments” means the Capital Contributions to the Partnership that the Special Limited Partners have made or are obligated to make to the Partnership. The amounts and terms of the Commitments of the Special Limited Partners will be as stated in this Agreement and set forth on Exhibit A hereto.

“Common and Special Redemption Amount” means either the Cash Amount or the REIT Common Shares Amount, as selected by the General Partner pursuant to Section 8.04(b).

“Common Unit” means a Partnership Unit which is designated as a Common Unit of the Partnership.

“Common Unit Economic Balance” has the meaning set forth in Section 5.01(g).

“Common and Special Unit Redemption Right” has the meaning provided in Section 8.04(a).

3

“Common Unit Transaction” has the meaning set forth in Section 4.05(f).

“Constituent Person” has the meaning set forth in Section 4.05(f).

“Conversion Date” has the meaning set forth in Section 4.05(b).

“Conversion Factor” means 1.0, provided, however, if the General Partner (i) declares or pays a dividend on its outstanding REIT Common Shares in REIT Common Shares or makes a distribution to all holders of its outstanding REIT Common Shares in REIT Common Shares, (ii) subdivides its outstanding REIT Common Shares or (iii) combines its outstanding REIT Common Shares into a smaller number of REIT Common Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Common Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Common Shares (determined without the above assumption) issued and outstanding on such date and, provided, however, if an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Common Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, if the General Partner receives a Notice of Redemption after the record date, but before the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the General Partner had received the Notice of Redemption immediately before the record date for such dividend, distribution, subdivision or combination. Notwithstanding the foregoing, no adjustment shall be made to the Conversion Factor if the number of outstanding Common Units is otherwise adjusted in the same manner and at the same time as the adjustment to the number of outstanding REIT Common Shares.

“Defaulting Limited Partner” means a Limited Partner that has failed to pay any amount owed to the Partnership under a Partnership Loan within 15 days after demand for payment thereof is made by the Partnership.

“Distributable Amount” has the meaning set forth in Section 5.02(d).

“Economic Capital Account Balances” has the meaning set forth in Section 5.01(g).

“Equity Incentive Plan” means any equity incentive or compensation plan hereafter adopted by the Partnership or the General Partner.

“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978, as amended, or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding; (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; or (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided, that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

4

“Excepted Holder Limit” has the meaning set forth in the Charter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing” means that date when the Partnership last accepts a subscription by a Special Limited Partner for investment therein.

“Forced Conversion” has the meaning set forth in Section 4.05(c).

“Forced Conversion Notice” has the meaning set forth in Section 4.05(c).

“General Partner” has the meaning set forth in the first paragraph of this Agreement.

“General Partner Loan” means a loan extended by the General Partner to a Defaulting Limited Partner in the form of a payment on a Partnership Loan by the General Partner to the Partnership on behalf of the Defaulting Limited Partner.

“General Partnership Interest” means the Partnership Interest held by the General Partner in its capacity as the general partner of the Partnership, which Partnership Interest is an interest as a general partner under the Act. The General Partnership Interest may be expressed as a number of Partnership Units. A number of Common Units held by the General Partner equal to one-tenth of one percent (0.1%) of all outstanding Partnership Units shall be deemed to be the General Partnership Interest. All other Partnership Units owned by the General Partner and any Partnership Units owned by any Affiliate or Subsidiary of the General Partner shall be considered to constitute a Limited Partnership Interest.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner or (B) a director of the General Partner or an officer or employee of the Partnership or the General Partner, and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Independent Director” means a director of the General Partner who meets the requirements for an independent director as set forth in the General Partner’s bylaws from time to time.

“Initial Limited Partner” has the meaning set forth in the Recitals hereto.

“Investment Period” means the period beginning on the first Activation Date and terminating upon the earliest to occur of: (a) the fifth (5th) anniversary of the Final Closing; provided, however, that such date can be extended for up to two successive additional periods of one (1) year each in the sole discretion of the General Partner; or (b) the date the Partnership is terminated or dissolved under Section 2.04 hereof.

“Limited Partner” means any Person named as a Limited Partner or Special Limited Partner on the attached Exhibit A, as it may be amended or restated from time to time, and any Person who becomes a Substitute Limited Partner or any additional Limited Partner or Additional Special Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

5

“Limited Partnership Interest” means a Partnership Interest held by a Limited Partner at any particular time representing a fractional part of the Partnership Interest of all Limited Partners, and includes any and all benefits to which the holder of such a Limited Partnership Interest may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act. Limited Partnership Interests may be expressed as a number of Common Units, LTIP Units or other Partnership Units.

“Liquidating Gains” has the meaning set forth in Section 5.01(g).

“LTIP Unit” means a Partnership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges designated in Section 4.04 and elsewhere in this Agreement in respect of holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth on Exhibit A, as it may be amended or restated from time to time.

“LTIP Unitholder” means a Partner that holds LTIP Units.

“Loss” has the meaning provided in Section 5.01(h).

“Majority in Interest” means the Limited Partners holding more than fifty percent (50%) of the Percentage Interests of the Limited Partners.

“Notice of Redemption” means the Notice of Exercise of Common and Special Unit Redemption Right substantially in the form attached as Exhibit B.

“Offer” has the meaning set forth in Section 7.01(c)(ii).

“Offering” means the underwritten initial public offering of REIT Common Shares by the General Partner.

“Option Price” has the meaning set forth in Section 4.19(a).

“Optioned Partnership Interest” has the meaning set forth in Section 4.19.

“Optionees” has the meaning set forth in Section 4.19.

“Optionor” has the meaning set forth in Section 4.19.

“Partner” means any General Partner or Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).

“Partnership” has the meaning set forth in the first paragraph of this Agreement.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Common Units, LTIP Units, Special Units or other Partnership Units.

6

“Partnership Loan” means a loan from the Partnership to the Partner on the day the Partnership pays over the excess of the Withheld Amount over the Distributable Amount to a taxing authority.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.02, which record date shall be the same as the record date established by the General Partner for a distribution to its shareholders of some or its entire portion of such distribution.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, and includes Common Units, LTIP Units, Special Units and any other class or series of Partnership Units that may be established after the date of this Agreement. The number of Partnership Units outstanding and the Percentage Interests represented by such Partnership Units are set forth on Exhibit A, as it may be amended or restated from time to time. The ownership of Partnership Units may be evidenced by a certificate in a form approved by the General Partner.

“Percentage Interest” means the percentage determined by dividing the number of Common Units of a Partner by the aggregate number of Common Units of all Partners, treating LTIP Units as Common Units for this purpose in accordance with Section 4.04(a), and treating Special Units as Common Units for this purpose.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust or other entity.

“Prime Rate” means the highest quoted annual rate of interest which is published from time to time in The Wall Street Journal listing of “Money Rates” as the “Prime Rate.”

“Profit” has the meaning provided in Section 5.01(h).

“Property” means any property or other investment in which the Partnership, directly or indirectly, holds an ownership interest.

“Redeeming Limited Partner” has the meaning provided in Section 8.04(a).

“Regulations” means the Federal Income Tax Regulations validly issued under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date of this Agreement and any successor provision of the Regulations.

“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Common Share” means one share of common stock, par value $0.001 per share, of the General Partner (or Successor Entity, as the case may be), including without limitation the General Partner’s common shares.

7

“REIT Common Shares Amount” means the number of REIT Common Shares equal to the product of (X) the number of Common Units offered for redemption by a Redeeming Limited Partner, multiplied by (Y) the Conversion Factor as adjusted to and including the Specified Redemption Date; provided that in the event the General Partner issues to all holders of REIT Common Shares rights, options, warrants or convertible or exchangeable securities entitling the holders of REIT Common Shares to subscribe for or purchase additional REIT Common Shares, or any other securities or property (collectively, the “Rights”), and such Rights have not expired at the Specified Redemption Date, then the REIT Common Shares Amount shall also include such Rights issuable to a holder of the REIT Common Shares on the record date fixed for purposes of determining the holders of REIT Common Shares entitled to Rights.

“REIT Expenses” means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for these purposes, be included within the definition of the General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer or employee of the General Partner, (ii) costs and expenses relating to any public offering and registration and qualification, or private offering, of securities by the General Partner, and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission and any securities exchange, (vi) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (vii) costs and expenses incurred by the General Partner relating to any issuing or redemption of Partnership Interests and (viii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.

“Remaining Portion” has the meaning provided in Section 4.19.

“Restriction Notice” has the meaning set forth in Section 8.04(f).

“Rights” has the meaning set forth in the definition of “REIT Common Shares Amount” contained herein.

“Safe Harbor” has the meaning set forth in Section 10.05(d)

“Safe Harbor Election” has the meaning set forth in Section 10.05(d).

“Safe Harbor Interests” has the meaning set forth in Section 10.05(d).

“Secondary Market Safe Harbors” has the meaning set forth in Section 9.02(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Service” means the Internal Revenue Service.

8

“Share Ownership Limit” means the Aggregate Share Ownership Limit and the Common Share Ownership Limit, each as defined in the Charter.

“Special Limited Partner” has the meaning stated in Section 4.01(b)(i).

“Special Unit” means a Partnership Unit that is held by a Special Limited Partner and designated as a Special Unit. The allocation of Special Units among the Partners shall be set forth on Exhibit A, as it may be amended or restated from time to time.

“Specified Redemption Date” means the date that is three business days following the General Partner’s receipt of a Notice of Redemption.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Subsidiary Partnership” means any partnership or limited liability company in which the General Partner, the Partnership, or a wholly owned subsidiary of the General Partner or the Partnership owns a partnership or limited liability company interest.

“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” contained herein.

“Survivor” has the meaning set forth in Section 7.01(d).

“Tax Matters Partner” has the meaning set forth within Section 6231(a)(7) of the Code.

“Trading Day” means a day on which the principal national securities exchange or alternative trading system on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transaction” has the meaning set forth in Section 7.01(c).

“Transfer” has the meaning set forth in Section 9.02(a).

“TRS” means a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the General Partner.

“Two Thirds Majority” means the Limited Partners holding more than Sixty-Six and Sixty-Six Hundredths percent (66.66%) of the Percentage Interests of the Limited Partners.

“Unvested LTIP Units” has the meaning set forth in Section 4.04(c).

9

“Value” means, with respect to any security, the average of the daily market price of such security for the ten consecutive Trading Days immediately preceding the date of such valuation. The market price for each such Trading Day shall be: (i) if the security is listed or admitted to trading on the a national securities exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the security is not listed or admitted to trading on a national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if the security is not listed or admitted to trading and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days before the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the ten days before the date in question, the value of the security shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. If security includes any Rights, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vested LTIP Units” has the meaning set forth in Section 4.04(c).

“Vesting Agreement” means each or any, as the context implies, agreement or instrument entered into by an LTIP Unitholder upon acceptance of an award of LTIP Units under an Equity Incentive Plan.

“Withheld Amount” means any amount required to be withheld by the Partnership to pay over to any taxing authority as a result of any allocation or distribution of income to a Partner.

ARTICLE II

FORMATION OF PARTNERSHIP

2.01         Formation of the Partnership. The Partnership was formed as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the Act shall govern the rights and obligations of the Partners and administration and termination of the Partnership. The Partnership Interest of each Partner shall be personal property for all purposes.

2.02         Name. The Name of the Partnership shall be “CapRocq Core Holdings, L.P.” and the Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP,” “L.P.” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

2.03         Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is Corporation Service Company, a Delaware corporation. The principal office of the Partnership is located at 1 Allied Drive, Suite 1715, Little Rock, Arkansas 72202, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or desirable.

10

2.04        Term and Dissolution.

(a)           The term of the Partnership shall continue in full force and effect until dissolved upon the first to occur of any of the following events:

(i) the occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.03(b); provided, that if a General Partner is on the date of such occurrence a partnership, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;

(ii) the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided, that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such installment obligations are paid in full);

(iii) the redemption of all Limited Partnership Interests (other than any such Limited Partnership Interests held by the General Partner or its subsidiaries), unless the General Partner determines to continue the term of the Partnership by the admission of one or more additional Limited Partners; or

(iv) the election by the General Partner that the Partnership should be dissolved.

(b)           Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.03(b)), the General Partner (or its director, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.06. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.

2.05        Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership the Certificate and any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

2.06        Certificates Describing Partnership Units. At the request of a Limited Partner, the General Partner, at its option, may issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the class or series and number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as determined by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend substantially similar to the following effect:

THIS CERTIFICATE IS NOT NEGOTIABLE. THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY AND TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT OF LIMITED PARTNERSHIP OF CAPROCQ CORE HOLDINGS, L.P. AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME.

11

ARTICLE III

BUSINESS OF THE PARTNERSHIP

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to, or the Board of Directors determines, pursuant to Section 7.7 of the Charter, that the General Partner shall no longer qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the General Partner has elected REIT status and intends to continue to elect REIT status and the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners agree that the General Partner may terminate or revoke its status as a REIT under the Code at any time. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

ARTICLE IV

CAPITAL CONTRIBUTIONS, COMMITMENTS AND ACCOUNTS

4.01        Capital Contributions and Commitments.

(a)          Capital Contributions by General Partner and Existing Limited Partners. The General Partner and each existing Limited Partner as of the date of this Agreement has made a Capital Contribution to the Partnership in exchange for the Partnership Units set forth opposite each such Partner’s name on Exhibit A, as it may be amended or restated from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, Commitments, the issuance of additional Partnership Units or similar events having an effect on a Partner’s ownership of Partnership Units.

(b)          Commitments and Capital Contributions by Special Limited Partners.

(i)            Special Units. The General Partner may from time to time cause the Partnership to issue Special Units to Persons interested in acquiring the same on the terms set forth herein and for such consideration as the General Partner may determine to be appropriate, and may admit such Persons as Special Limited Partners (each, a “Special Limited Partner”). Special Units shall be treated as Common Units, with all of the rights, privileges and obligations attendant thereto. For purposes of computing the Partners’ Percentage Interests, holders of Special Units shall be treated as Common Unit holders and Special Units shall be treated as Common Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between Special Units and Common Units for distribution and other purposes. Admission of any Special Limited Partner shall be subject to the terms and conditions of this Section 4.01(b). The holders of Special Units shall, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per Special Unit equal to the distributions per Common Unit (the “Common Partnership Unit Distribution”), paid to holders of Common Units on such Partnership Record Date established by the General Partner with respect to such distribution. So long as any Special Units are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Common Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the Special Units.

12

(ii)          Commitments.

A.       Each Special Limited Partner commits to make Capital Contributions to the Partnership in the amounts set forth opposite each such Special Limited Partner’s name under the heading, “Commitment” on Exhibit A, as it may be amended or restated from time to time by the General Partner as set forth in Section 4.01(a); provided, however, that Exhibit A may not be amended to either reduce or eliminate the Commitment of a Limited Partner, except as provided in Sections 4.11 through 4.13 below or Section 4.16 below. All Capital Contributions to the Partnership by Special Limited Partners must be in cash, except as provided in this Agreement. The initial Capital Contribution by each Special Limited Partner will be made upon acceptance by the General Partner of a Commitment from such Special Limited Partner, or otherwise on the date determined by the General Partner in its sole discretion (the “Activation Date”). Upon acceptance by the General Partner of the initial Capital Contribution from a Special Limited Partner, such Special Limited Partner shall be issued a number of Special Units equal to (i) the amount of such initial Capital Contribution, divided by (ii) Nine and 40/100 Dollars ($9.40).

B.       In the event the initial Capital Contribution by a Special Limited Partner is not made upon acceptance by the General Partner of the Commitment from such Special Limited Partner, the General Partner will give the Special Limited Partner written notice of the amount and Activation Date of their initial Capital Contribution. Such notice shall be given at least ten (10) days before the date on which such Capital Contribution is due. In such event, upon acceptance by the General Partner of a Commitment from a Special Limited Partner, such Special Limited Partner shall be deemed to have made an initial Capital Contribution of Nine and 40/100 Dollars ($9.40), and shall be issued one (1) Special Unit.

(iii)         Capital Calls. After their Activation Date, Special Limited Partners will pay the remaining balance of their Commitments in such amounts and at such times as will be determined by the General Partner in its sole discretion. The General Partner will give the Special Limited Partners notice before each such payment is due (each, a “Capital Call”). Notice of each such Capital Call will be given not less than ten (10) days before the Capital Contribution to which such Capital Call relates is due, and will specify the date such Capital Contribution will be due, as well as the percentage of the Commitment of each Special Limited Partner then due in payment of such Capital Contribution. Upon acceptance by the General Partner of a Capital Contribution from a Special Limited Partner in response to a Capital Call, such Special Limited Partner shall be issued a number of Special Units equal to (i) the amount of such Capital Contribution, divided by (ii) Nine and 40/100 Dollars ($9.40). The aggregate amount of Capital Contributions made by each Special Limited Partner shall be as set forth opposite each such Special Limited Partner’s name under the heading, “Capital Contribution” on Exhibit A.

(iv)         Post-Investment Period Capital Calls. After the termination of the Investment Period, the General Partner shall not make any further Capital Calls to the Special Limited Partners; provided, however, that the General Partner may make Capital Calls to the Special Limited Partners in order to (A) pay costs, expenses and liabilities of the Partnership, including expenses and indemnification obligations; (B) make investments for which the Partnership has a mutually agreed-upon investment term sheet prior to the termination of the Investment Period; and (C) make follow-on investments to investment vehicles in which the Partnership has an existing investment at the time of the termination of the Investment Period.

13

4.02      Additional Capital Contributions and Issuances of Additional Partnership Units. Except as provided in this Section 4.02 or in Section 4.03, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests, in the form of Partnership Units, in respect thereof, in the manner contemplated in this Section 4.02.

(a)          Issuances of Additional Partnership Units.

(i)           General. As of the effective date of this Agreement, the Partnership shall have three classes of Partnership Units, entitled “Common Units,” “LTIP Units,” and “Special Units.” The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. The General Partner’s determination that consideration is adequate shall be conclusive insofar as the adequacy of consideration relates to whether the Partnership Units are validly issued and fully paid. Any additional Partnership Units issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the then-outstanding Partnership Units held by the Limited Partners, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Units; (ii) the right of each such class or series of Partnership Units to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Units upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Units shall be issued to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) unless:

(1) (A) the additional Partnership Units are issued in connection with an issuance of REIT Common Shares of or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Units issued to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) by the Partnership in accordance with this Section 4.02 and (B) the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall make a Capital Contribution to the Partnership in an amount equal to the cash consideration received by the General Partner from the issuance of such REIT Common Shares or other interests in the General Partner;

(2) (A) the additional Partnership Units are issued in connection with an issuance of REIT Common Shares of or other interests in the General Partner pursuant to a taxable share dividend declared by the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Units issued to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) by the Partnership in accordance with this Section 4.02, (B) if the General Partner allows the holders of its REIT Common Shares to elect whether to receive such dividend in REIT Common Shares, other interests of the General Partner or cash, the Partnership will give the Limited Partners (excluding the General Partner or any direct or indirect Subsidiary of the General Partner) the same election to elect to receive (I) Partnership Units or cash or, (II) at the election of the General Partner, REIT Common Shares or cash, and (C) if the Partnership issues additional Partnership Units pursuant to this Section 4.02(a)(i)(2), then an amount of income equal to the value of the Partnership Units received will be allocated to those holders of Common Units that elect to receive additional Partnership Units;

14

(3) the additional Partnership Units are issued in exchange for property owned by the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Units; or

(4) Common Units are issued to all Partners owning Common Units, LTIP Units or Special Units in proportion to their respective Percentage Interests.

Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.

(ii)          Upon Admission or Increased Commitment of Special Limited Partners. From time to time after the first Activation Date, the General Partner may cause the Partnership to issue additional Special Units and may admit additional Special Limited Partners (each, an “Additional Special Limited Partner”), and may further permit any Special Limited Partner to increase its Commitment (each, an “Increasing Special Limited Partner”). Admission of any Additional Special Limited Partner, and an Increasing Special Limited Partner’s increase of its Commitment, shall be subject to the following terms and conditions:

(1) Each Additional Special Limited Partner and each Increasing Special Limited Partner must execute and deliver to the Partnership a counterpart of this Agreement, or other written instrument, which sets forth:

A.       its name and address;

B.       its Commitment or increased Commitment (as applicable); and

C.       its agreement to be bound by the terms of this Agreement with respect to such Commitment or increased Commitment (as applicable).

Exhibit A to this Agreement will be amended to reflect each such name, address, and Commitment or increased Commitment (as applicable).

(2) On (a) the date of admission of any Additional Special Limited Partner, each such Additional Special Limited Partner shall pay, as its initial Capital Contribution to the Partnership, and (b) the date of any increase in Commitment by any Increasing Special Limited Partner, such Increasing Special Limited Partner shall pay, as an additional Capital Contribution to the Partnership, such percentage of its Commitment as shall be equal to the percentage of the aggregate Commitment amount of the existing Special Limited Partners that has been paid, as of such date, as Capital Contributions to the Partnership.

(3) All Capital Contributions made by, and all organization and other expenses of the Partnership allocated to, such Additional Special Limited Partners and/or Increasing Special Limited Partners on or after the effective date of their admission and/or increase in Commitment pursuant to this Section 4.02(a)(ii) (as applicable), shall be made by and allocated to each such Additional Special Limited Partner and/or Increasing Special Limited Partner (as applicable) to the extent necessary to cause each to be treated with respect to such items as if they had been Limited Partners from the commencement of the Partnership.

15

(4) If, more than ninety (90) days after the first Activation Date, (a) an Additional Special Limited Partner makes an initial Capital Contribution, or (b) an Increasing Special Limited Partner makes its additional Capital Contribution, then (in addition to making its initial or additional Capital Contribution to the Partnership as provided in Sections 4.02(a)(ii)(2) and (3)), the General Partner shall have the option to further require such Additional Special Limited Partner or Increasing Special Limited Partner, as the case may be, to make a payment to the Partnership in an amount equal to the amount of interest that would have accrued on the “Prior Special Limited Partners’ Initial Capital Contribution Overage Amount” (as hereinafter defined) from the first Activation Date to the date of actual payment, at a rate equal to the Prime Rate (as of the date of admission of such Additional Limited Partner or the date of the additional Capital Contribution of such Increasing Special Limited Partner, as the case may be), plus two percent (2%).

For purposes of this Section 4.02(a)(ii)(4), the term “Prior Special Limited Partners’ Initial Capital Contribution Overage Amount” shall mean an amount equal to the product derived by multiplying (a) the aggregate amount of initial Capital Contributions to the Partnership made by Special Limited Partners on the first Activation Date, by (b) (x) in the case of an Additional Special Limited Partner, such Additional Special Limited Partner’s “Percentage Interest” immediately after making its initial Capital Contribution to the Partnership, and (y) in the case of an Increasing Special Limited Partner, the difference between such Increasing Special Limited Partner’s “Percentage Interest” immediately before making its additional Capital Contribution to the Partnership as provided in this 4.02(a)(ii) and such Increasing Special Limited Partner’s “Percentage Interest” immediately after making such additional Capital Contribution to the Partnership.

(5) In the event that, after the first Activation Date, the existing Special Limited Partners have made one or more rounds of Capital Contributions to the Partnership pursuant to Capital Calls by the General Partner pursuant to Section 4.01(b)(ii), and more than ninety (90) days after the first Activation Date, (a) an Additional Special Limited Partner makes an initial Capital Contribution, or (b) an Increasing Special Limited Partner makes its additional Capital Contribution, then (in addition to making initial or additional Capital Contributions to the Partnership as provided in Section 4.02(a)(ii)(2) and (3)), the General Partner shall have the option to further require each such Additional Special Limited Partner or Increasing Special Limited Partner, as the case may be, to make a payment to the Partnership in an amount equal to the amount of interest that would have accrued on the “Prior Special Limited Partners’ Subsequent Capital Contribution Overage Amount” (as hereinafter defined) associated with such subsequent round(s) of Capital Contributions, from the closing date of the most recent such subsequent round of Capital Contributions to the date of actual payment, at a rate equal to the Prime Rate (as of the date of admission of such Additional Limited Partner or the date of the additional Capital Contribution of such Increasing Special Limited Partner, as the case may be), plus two percent (2%).

For purposes of this Section 4.02(a)(ii)(5), the term “Prior Special Limited Partners’ Subsequent Capital Contribution Overage Amount” shall mean an amount equal to the product derived by multiplying (a) the aggregate amount of each subsequent round of Capital Contributions, if any, to the Partnership made by Special Limited Partners after the first Activation Date, by (b) (x) in the case of an Additional Special Limited Partner, such Additional Special Limited Partner’s “Percentage Interest” immediately after making its initial Capital Contribution to the Partnership, and (y) in the case of an Increasing Special Limited Partner, the difference between such Increasing Special Limited Partner’s “Percentage Interest” immediately before making its additional Capital Contribution to the Partnership as provided in this Section 4.02(a)(ii), and such creasing Special Limited Partner’s “Percentage Interest” immediately after making such additional Capital Contribution to the Partnership.

16

(iii)         Upon Issuance of Additional Securities. The General Partner shall not issue any additional REIT Common Shares (other than (i) REIT Common Shares issued in connection with an exchange pursuant to Section 8.04, (ii) REIT Common Shares issued upon a conversion in accordance with Section 5.4 of the Charter, (iii) REIT Common Shares issued in a taxable share dividend as described in Section 4.02(a)(i)(2)), or (iv) Rights (collectively, “Additional Securities”) other than to all holders of REIT Common Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) Partnership Units or Rights having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) contributes the proceeds from the issuance of such Additional Securities and from any exercise of Rights contained in such Additional Securities to the Partnership; provided, however, that the General Partner is allowed to issue Additional Securities in connection with an acquisition of Property to be held directly by the General Partner, but if and only if, such direct acquisition and issuance of Additional Securities have been approved by a majority of the Independent Directors. Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and the General Partner is authorized to cause the Partnership to issue to the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) corresponding Partnership Units, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership and (y) the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) contributes all proceeds from such issuance to the Partnership, including without limitation, the issuance of REIT Common Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of REIT Common Shares at a discount from fair market value or pursuant to share awards, including share options that have an exercise price that is less than the fair market value of the REIT Common Shares, either at the time of issuance or at the time of exercise, and restricted or other share awards approved by the Board of Directors. For example, in the event the General Partner issues REIT Common Shares for a cash purchase price and the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) contributes all of the proceeds of such issuance to the Partnership as required hereunder, the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall be issued a number of additional Partnership Units equal to the product of (A) the number of such REIT Common Shares issued by the General Partner, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor in effect on the date of such contribution.

(b)         Certain Contributions of Proceeds of Issuance of REIT Common Shares. In connection with any and all issuances of REIT Common Shares, the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) are less than the gross proceeds of such issuance as a result of any underwriter’s discount, commissions, placement fees or other expenses paid or incurred in connection with such issuance, then the General Partner (or any direct or indirect wholly owned Subsidiary of the General Partner) shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount, commissions, placement fees or other expenses paid by the General Partner and the Partnership shall be deemed simultaneously to have reimbursed such discount, commissions, placement fees and expenses as an Administrative Expense for the benefit of the Partnership for purposes of Section 6.05(b)).

17

(c)          Repurchases of General Partner Securities. If the General Partner shall repurchase shares of any class of its shares of beneficial interest, all costs incurred in connection with such repurchase shall be reimbursed to the General Partner by the Partnership pursuant to Section 6.05 and the General Partner simultaneously shall cause the Partnership to redeem an equivalent number of Partnership Units of the appropriate class or series held by the General Partner, or by the General Partner in its capacity as a Limited Partner, (which, in the case of REIT Common Shares, shall be a number equal to the quotient of the number of such REIT Common Shares divided by the Conversion Factor).

4.03       Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise, or (iii) make a Capital Call to the Special Limited Partners to the extent permitted pursuant to Section 4.01(b)(iii) hereof.

4.04       LTIP Units.

(a)          Issuance of LTIP Units. The General Partner may from time to time cause the Partnership to issue LTIP Units to Persons who provide services to the Partnership or the General Partner, for such consideration as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners. Subject to the following provisions of this Section 4.04 and the special provisions of Sections 4.05 and 5.01(g), LTIP Units shall be treated as Common Units, with all of the rights, privileges and obligations attendant thereto. For purposes of computing the Partners’ Percentage Interests, holders of LTIP Units shall be treated as Common Unit holders and LTIP Units shall be treated as Common Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Common Units for conversion, distribution and other purposes, including, without limitation, complying with the following procedures:

(i)            If an Adjustment Event occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain a one-for-one conversion and economic equivalence ratio between Common Units and LTIP Units. The following shall be “Adjustment Events”: (A) the Partnership makes a distribution on all outstanding Common Units in Partnership Units, (B) the Partnership subdivides the outstanding Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization of its Common Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business Common Unit Transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan or (z) the issuance of any Partnership Units to the General Partner in respect of a Capital Contribution to the Partnership of proceeds from the sale of Additional Securities by the General Partner. If the Partnership takes an action affecting the Common Units other than actions specifically described above as “Adjustment Events” and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by any Equity Incentive Plan, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units, as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment; and

18

(ii)           The LTIP Unitholders shall, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per LTIP Unit equal to the Common Partnership Unit Distribution, paid to holders of Common Units on such Partnership Record Date established by the General Partner with respect to such distribution. So long as any LTIP Units are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Common Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the LTIP Units.

(b)          Priority. Subject to the provisions of this Section 4.04 and the special provisions of Sections 4.05 and 5.01(g), the LTIP Units shall rank pari passu with the Common Units as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Common Units shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units. Subject to the terms of any Vesting Agreement, an LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Article IX.

(c)          Special Provisions. LTIP Units shall be subject to the following special provisions:

(i)             Vesting Agreements. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Equity Incentive Plan, if applicable. LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested LTIP Units.”

(ii)            Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Partnership or the General Partner to repurchase LTIP Units at a specified purchase price or some other forfeiture of any LTIP Units, then if the Partnership or the General Partner exercises such right to repurchase or forfeiture in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date before the effective date of the forfeiture. In connection with any repurchase or forfeiture of LTIP Units, the balance of the portion of the Capital Account of the LTIP Unitholder that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 5.01(g), calculated with respect to the LTIP Unitholder’s remaining LTIP Units, if any.

(iii)           Allocations. LTIP Unitholders shall be entitled to certain special allocations of gain under Section 5.01(g).

19

(iv)          Redemption. The Common and Special Unit Redemption Right provided to Limited Partners under Section 8.04 shall not apply with respect to LTIP Units unless and until they are converted to Common Units as provided in Section 4.04(c)(v) and Section 4.05.

(v)            Conversion to Common Units. Vested LTIP Units are eligible to be converted into Common Units in accordance with Section 4.05.

(d)          Voting. LTIP Unitholders shall (a) have the same voting rights as the Limited Partners, with the LTIP Units voting as a single class with the Common Units and having one vote per LTIP Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any LTIP Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of a majority of the LTIP Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to LTIP Units so as to materially and adversely affect any right, privilege or voting power of the LTIP Units or the LTIP Unitholders as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the Limited Partners; but subject, in any event, to the following provisions:

(i)             With respect to any Common Unit Transaction (as defined in Section 4.05(f)), so long as the LTIP Units are treated in accordance with Section 4.05(f), the consummation of such Common Unit Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such; and

(ii)            Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including without limitation additional Common Units, LTIP Units or Special Units, whether ranking senior to, junior to, or on a parity with the LTIP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such.

The foregoing voting provisions will not apply if, at or before the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted into Common Units.

4.05       Conversion of LTIP Units.

(a)          Subject to the provisions of this section, an LTIP Unitholder shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Common Units; provided, however, that a holder may not exercise the Conversion Right for less than one thousand (1,000) Vested LTIP Units or, if such holder holds less than one thousand Vested LTIP Units, all of the Vested LTIP Units held by such holder. LTIP Unitholders shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that when an LTIP Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such LTIP Unitholder may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the LTIP Unitholder, shall be accepted by the Partnership subject to such condition. The General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into Common Units. In all cases, the conversion of any LTIP Units into Common Units shall be subject to the conditions and procedures set forth in this Section 4.05.

20

(b)           A holder of Vested LTIP Units may convert such LTIP Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.04. Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to its ownership of LTIP Units, divided by (y) the Common Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). To exercise such LTIP Unitholder’s Conversion Right, an LTIP Unitholder shall deliver a notice (a “Conversion Notice”) substantially in the form attached as Exhibit D to the Partnership (with a copy to the General Partner) not less than ten nor more than 60 days before a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the General Partner has not given to the LTIP Unitholders notice of a proposed or upcoming Common Unit Transaction (as defined in Section 4.05(f)) at least 30 days before the effective date of such Common Unit Transaction, then LTIP Unitholders shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth day after such notice from the General Partner of a Common Unit Transaction or (y) the third business day immediately preceding the effective date of such Common Unit Transaction. A Conversion Notice shall be provided in the manner provided in Section 12.01. Each LTIP Unitholder covenants and agrees that all Vested LTIP Units to be converted pursuant to this Section 4.05(b) shall be free and clear of all liens. Notwithstanding anything herein to the contrary, a holder of LTIP Units may deliver a Notice of Redemption pursuant to Section 8.04(a) relating to those Common Units that will be issued to such holder upon conversion of such LTIP Units into Common Units in advance of the Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put an LTIP Unitholder in a position where, if such LTIP Unitholder so wishes, the Common Units into which such LTIP Unitholder’s Vested LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such Common Units under Section 8.04(b) by delivering to such holder REIT Common Shares rather than cash, then such holder can have such REIT Common Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Common Units. The General Partner and LTIP Unitholder shall reasonably cooperate with each other to coordinate the timing of the events described in the foregoing sentence.

(c)           The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by an LTIP Unitholder to be converted (a “Forced Conversion”) into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.04; provided, however, that the Partnership may not cause Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such LTIP Unitholder pursuant to Section 4.05(b). To exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Exhibit E to the applicable LTIP Unitholder not less than ten nor more than 60 days before the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 12.01.

(d)           A conversion of Vested LTIP Units for which the LTIP Unitholder has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, as of which time such LTIP Unitholder shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The Assignee of any Limited Partner pursuant to Article IX may exercise the rights of such Limited Partner pursuant to this Section 4.05 and such Limited Partner shall be bound by the exercise of such rights by the Assignee.

21

(e)           For purposes of making future allocations under Section 5.01(g) and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable LTIP Unitholder that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Common Unit Economic Balance.

(f)           If the Partnership or the General Partner shall be a party to any Common Unit Transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any Common Unit Transaction which constitutes an Adjustment Event) in each case as a result of which Common Units shall be exchanged for or converted into the right, or the holders of such Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Common Unit Transaction”), then the General Partner shall, immediately before the Common Unit Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Common Unit Transaction or that would occur in connection with the Common Unit Transaction if the assets of the Partnership were sold at the Common Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Common Unit Transaction (in which case the Conversion Date shall be the effective date of the Common Unit Transaction).

In anticipation of such Forced Conversion and the consummation of the Common Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each LTIP Unitholder to be afforded the right to receive in connection with such Common Unit Transaction in consideration for the Common Units into which such LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Common Unit Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Common Unit Transaction, before such Common Unit Transaction the General Partner shall give prompt written notice to each LTIP Unitholder of such election, and shall use commercially reasonable efforts to afford the LTIP Unitholders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Common Units in connection with such Common Unit Transaction. If an LTIP Unitholder fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such Common Unit holder failed to make such an election.

Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and any Equity Incentive Plan, the Partnership shall use commercially reasonable efforts to cause the terms of any Common Unit Transaction to be consistent with the provisions of this Section 4.05(f) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any LTIP Unitholders whose LTIP Units will not be converted into Common Units in connection with the Common Unit Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Common Unit Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the LTIP Unitholders.

22

4.06       Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for a Partnership Interest, (iii) the Partnership is liquidated within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) or (iv) the Partnership grants a Partnership Interest (other than a de minimis Partnership Interest) as consideration for the provision of services to or for the benefit of the Partnership to an existing Partner acting in a Partner capacity, or to a new Partner acting in a Partner capacity or in anticipation of being a Partner, the General Partner shall revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f); provided, that (i) the issuance of any LTIP Unit shall be deemed to require a revaluation pursuant to this Section 4.06 and (ii) the General Partner may elect not to revalue the property of the Partnership in connection with the issuance of additional Partnership Units pursuant to Section 4.02 to the extent it determines, in its sole and absolute discretion, that revaluing the property of the Partnership is not necessary or appropriate to reflect the relative economic interests of the Partners. When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.01 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.

4.07       Percentage Interests. If the number of outstanding Common Units, LTIP Units or Special Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Common Units, LTIP Units or Special Units held by such Partner divided by the aggregate number of Common Units, LTIP Units or Special Units, as applicable, outstanding after giving effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.07, the Profits and Losses for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the day when the Partnership’s property is revalued by the General Partner and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the taxable year in which the adjustment occurs. The allocation of Profits and Losses for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Profits and Losses for the later part shall be based on the adjusted Percentage Interests.

4.08       No Interest on Contributions. No Partner shall be entitled to interest on its Capital Contribution.

4.09       Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

23

4.10       No Third-Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

4.11.      Termination of Special Limited Partner Obligation to Contribute Capital.

(a)          Any Special Limited Partner may elect to terminate its obligation in whole or in part to make a Capital Contribution required under this Agreement, or upon demand by the General Partner, will no longer be entitled to make such a Capital Contribution, if the Special Limited Partner or the General Partner obtains an opinion of counsel as provided under Section 4.22 through Section 4.26 to the effect that making such a Capital Contribution would require the Special Limited Partner to withdraw from the Partnership under Section 4.22 through Section 4.26. To the extent that any Limited Partner terminates (or is required to terminate) its obligation in whole or in part to make a Capital Contribution to the Partnership for the reasons set forth in this Section, then Exhibit A shall be revised to reflect such reduced obligation.

(b)          Upon receipt by the General Partner of a notice and opinion as provided under Section 4.12, unless cured within the period provided under Section 4.13, the Commitment of the Special Limited Partner delivering the opinion will be deemed to be reduced by the amount of such unfunded Capital Contribution and this Agreement will be deemed amended to reflect a corresponding reduction of aggregate Commitments to the Partnership.

4.12.      Notice and Opinion of Counsel.

(a)          An opinion rendered to the Partnership as provided under Section 4.22 through Section 4.26 will be deemed sufficient for the purposes of those Sections only if the General Partner approved (i) the counsel rendering the opinion, and (ii) the form and substance of the opinion.

(b)          Upon receipt by the General Partner of any opinion of counsel issued as described in Section 4.22, the General Partner shall promptly give notice of such receipt to each other Special Limited Partner that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA.

24

4.13.      Cure; Termination of Capital Contributions and Withdrawal.

(a)          Unless, within ninety (90) days after the giving of written notice and opinion of counsel as provided in Section 4.12, the Special Limited Partner or the Partnership eliminates the necessity for termination of the obligation of the Special Limited Partner to make further Capital Contributions or for the withdrawal of the Special Limited Partner from the Partnership in whole or in part to the reasonable satisfaction of the Special Limited Partner and the General Partner, the Special Limited Partner will withdraw from the Partnership in whole or in part to the extent required, effective as of the end of such ninety (90) day period.

(b)          In its discretion, the General Partner may waive all or any part of the ninety (90) day cure period and cause such termination of Capital Contributions or withdrawal to be effective at an earlier date as stated in the waiver.

(c)          Any distributions made to a Special Limited Partner with respect to such Special Limited Partner’s withdrawal under this Section 4.13 will be subject to and made as provided in Section 4.20.

4.14.      Failure to Make Required Capital Contributions. The Partnership is entitled to enforce the obligations of each Special Limited Partner to make the contributions to capital specified in this Agreement. The Partnership has all rights and remedies available at law or equity if any such contribution is not so made and in the event that the Partnership incurs any attorneys’ fees or other costs or expenses in connection with such failure to make a Capital Contribution, the defaulting Special Limited Partner shall be obligated to immediately reimburse the Partnership for such fees, costs and expenses. In the event that any Special Limited Partner fails to make a Capital Contribution required under this Agreement within ten (10) days after the date such contribution is due, then the General Partner may, in its sole discretion, elect to accelerate the unpaid Commitment of that Special Limited Partner which shall be payable in full not later than the fifth (5th) business day following the date notice of such acceleration has been sent to that defaulting Special Limited Partner.

4.15.      Interest on Overdue Contributions. In the event that any Special Limited Partner fails to make a contribution required under this Agreement within fifteen (15) days after the date such contribution is due, then the General Partner may, in its sole discretion, elect to charge such Special Limited Partner interest at an annual rate equal to ten percent (10%) on the amount due from the date such amount became due until the earlier of (i) the date on which such payment is received by the Partnership from such Special Limited Partner or (ii) the date of any notice given to such Special Limited Partner by the General Partner pursuant to Section 4.16 or Section 4.17, or (iii) the date on which such payment is received by the Partnership under Section 4.18 or Section 4.19. Any payment of interest shall not be considered a Capital Contribution by such Special Limited Partner. Any distributions to which such Special Limited Partner is entitled shall be reduced by the amount of such interest, and such interest shall be deemed to be income to the Partnership to be allocated and distributed to all Special Limited Partners (other than the Special Limited Partner who failed to make the Capital Contribution).

4.16.      Termination of a Special Limited Partner’s Right to Make Further Capital Contributions. In the event that any Special Limited Partner fails to make a contribution required under this Agreement within thirty (30) days after the date such contribution is due, the General Partner may, in its sole discretion, elect to declare, by notice to such Special Limited Partner, that: (a) such Special Limited Partner’s Commitment shall be deemed to be reduced to the amount of any contributions of capital timely made pursuant to this Agreement; and (b) upon such notice, (i) such Special Limited Partner shall have no right to make any Capital Contribution thereafter (including the contribution as to which the default occurred and any contribution otherwise required to be made thereafter pursuant to the terms of this Agreement) and (ii) to this Agreement shall be deemed amended to reflect such reduced Commitment.

25

4.17.      Forfeiture of a Special Limited Partner’s Interest in the Partnership. In the event that any Special Limited Partner fails to make a contribution required under this Agreement, within thirty (30) days after notice by the General Partner to such Special Limited Partner that it has failed to make its contribution on the date such contribution was due, the General Partner may in its sole discretion declare, by notice of forfeiture to such Special Limited Partner, that one hundred percent (100%) of the interest of such Special Limited Partner in the Partnership (including amounts in its Capital Account as well as any interest in future profits, losses or distributions of the Partnership) is forfeited, effective as of the date of such Special Limited Partner’s failure to make such required contribution, in which event, as of the date of such notice of forfeiture (i) the Special Limited Partner shall cease to be a Partner with respect to such forfeited interest; provided, however, that such forfeited Special Limited Partner shall cease to have any liability for the payment of the forfeited percentage of any Capital Contributions due at such time or in the future and (ii) the forfeited percentage of such Special Limited Partner’s Capital Account shall be held by the Partnership and reallocated among the Capital Accounts of the Special Limited Partners twenty percent (20%) to the General Partner and eighty percent (80%) to the Special Limited Partners (other than such forfeited Special Limited Partner) to be apportioned among such Special Limited Partners in accordance with their respective aggregate Capital Contributions.

4.18.      Withholding and Application of a Special Limited Partner’s Distribution. No part of any distribution shall be paid to any Special Limited Partner from which there is then due and owing to the Partnership, at the time of such distribution, any amount requested to be paid to the Partnership. At the election of the General Partner, which it may make in its sole discretion, the Partnership may either (i) apply all or part of any such withheld distribution in satisfaction of the amount then due to the Partnership from such Special Limited Partner or (ii) withhold such distribution until all amounts then due are paid to the Partnership by such Special Limited Partner. Upon payment of all amounts due to the Partnership (by application of withheld distributions or otherwise), the General Partner shall distribute any unapplied balance of any such withheld distribution to such Special Limited Partner. No interest shall be payable on the amount of any distribution withheld by the Partnership pursuant to this Section.

4.19.      Required Sale of a Special Limited Partner’s Interest in the Partnership. In the event that any Special Limited Partner fails to make a contribution required under this Agreement within thirty (30) days after notice by the General Partner to such Special Limited Partner that it has failed to make its contribution on the date such contribution is due, unless the General Partner has acted pursuant to Section 4.16 or Section 4.17, the General Partner may, in its sole discretion, elect to declare such Special Limited Partner in default. If the General Partner so elects to declare such Special Limited Partner in default (such Special Limited Partner being hereinafter referred to as the “Optionor”), then the other Special Limited Partners of the Partnership which are not in default (the “Optionees”) and the General Partner shall have the right and option to acquire one hundred percent (100%) of the Capital Account (the “Optioned Partnership Interest”) of the Optionor on the following terms:

(a)           The General Partner shall give the Partners notice promptly after declaration of any such default. Such notice shall advise each Optionee of the portion of the Optioned Partnership Interest available to it and the price therefor. The portion available to each Optionee shall be that portion of the Optioned Partnership Interest that bears the same ratio to the Optioned Partnership Interest as each Optionee’s Capital Contributions to the Partnership bears to the aggregate capital contributions to the Partnership, exclusive of the Capital Contributions to the Partnership of the Optionor. The aggregate price for the Optioned Partnership Interest shall be the assumption of the unpaid Commitment obligation (both that portion then due and amounts due in the future) of the Optionor (the “Option Price”). The Option Price for each Optionee shall be prorated according to the portion of the Optioned Partnership Interest purchased by each such Optionee so that the percentage of the unpaid Commitment assumed by each Optionee is the same as the percentage of the Optioned Partnership Interest purchased by such Optionee. The option granted hereunder shall be exercisable by each Optionee in whole only at any time within twenty (20) days of the date of the notice from the General Partner by the delivery to the General Partner of (i) a notice of exercise of option, and (ii) the Capital Contribution due in accordance with clause (e)(i). The General Partner shall forward the above notices of exercise of option received to the Optionor.

26

(b)          Should any Optionee not exercise its option within the period provided in subsection (a), the General Partner, within five (5) days of the end of such period, shall notify the other Optionees who have previously exercised their options in full, which Optionees shall have the right and option ratably among them to acquire the portion of the Optioned Partnership Interest not so acquired (the “Remaining Portion”) within ten (10) days of the date of the notice specified in this subsection on the same terms as provided in subsection (a).

(c)           The amount of the Remaining Portion not acquired by the Optionees pursuant to subsection (b) may be acquired by the General Partner within ten (10) days of the expiration of the period specified in subsection (b) on the same terms as set forth in subsection (a).

(d)          The amount of the Remaining Portion not acquired by the Optionees and the General Partner pursuant to subsection (c) may, if the General Partner deems it in the best interest of the Partnership, be sold to any other corporations, partnerships, individuals or other entities on terms not more favorable to such purchaser than the Optionees’ option (and the General Partner may admit any such third party purchaser as a Special Limited Partner). Any consideration received by the Partnership for such amount of the Optionor’s interest in the Partnership in excess of the Option Price therefor shall be retained by the Partnership and allocated among the Partners’ Capital Accounts in proportion to the respective Partners’ Capital Contributions.

(e)          Upon exercise of any option hereunder, such Optionee (or the General Partner, if it has exercised its rights pursuant to subsection (c)) shall be deemed to have assumed that portion of the Optionor’s unpaid Commitment representing the Option Price of the purchased portion of the Optioned Partnership Interest and shall be obligated (i) to contribute to the Partnership the portion of the Capital Contribution then due from the Optionor equal to the percentage of the Optioned Partnership Interest purchased by such Optionee and (ii) to pay the same percentage of any further contributions which would have otherwise been due from such Optionor.

(f)           Upon the purchase by the General Partner of any portion of the Optioned Partnership Interest in the Partnership pursuant to subsection (c), the General Partner shall also become a Special Limited Partner to the extent of such interest.

(g)          Upon the purchase of any portion of any Optioned Partnership Interest by an Optionee, the General Partner or other person pursuant to this Section, the Optionor shall have no further rights or obligations under this Agreement with respect to such portion.

(h)          Upon the purchase of any portion of the Optioned Partnership Interest, for purposes of computing such purchaser’s aggregate Capital Contributions, such purchaser shall be deemed to have aggregate Capital Contributions (or the aggregate Capital Contributions of any Optionee, shall be increased by an amount) equal to the percentage of the defaulting Special Limited Partner’s aggregate Capital Contribution which the purchased portion of the Optioned Partnership Interest represents of the defaulting Special Limited Partner’s entire Partnership interest, and the aggregate Capital Contributions of such defaulting Special Limited Partner shall be reduced by a corresponding amount.

(i)           In the event that any amount of the Remaining Portion is not acquired by the Optionees, the General Partner and any third party purchasers pursuant to Section 4.19(a)-(d), then, in its sole discretion, the General Partner may apply any of the remedies described elsewhere in this Agreement to such unsold portion.

27

4.20       Termination of Voting Rights. In the event that any Special Limited Partner fails to make a contribution required under this Agreement, within ten (10) days after notice by the General Partner to such Special Limited Partner that it has failed to make its contribution on the date such contribution was due, the General Partner may deny the defaulting Special Limited Partner the right to participate in any vote or consent of the Partners required under this Agreement or permitted under the Act, whereupon the Capital Commitment of such defaulting Special Limited Partner shall not be included for purposes of calculating a Majority in Interest or other Percentage in Interest of the Special Limited Partners for purposes of this Agreement.

4.21.      General Default Provisions.

(a)          The Partners agree that the General Partner’s authority and discretion to enforce any remedy against a defaulting Special Limited Partner (including but not limited to the remedies set forth in Sections 4.14 through 4.20) shall supersede any fiduciary duties of the General Partner to such defaulting Special Limited Partner. The Partners further agree that the remedies set forth in Sections 4.14 through 4.20 are fair and reasonable in light of the difficulty in ascertaining the actual damages that would be incurred by the Partnership and the non-defaulting Special Limited Partners as a result of the defaulting Special Limited Partner’s failure to contribute capital when due pursuant to the terms of this Agreement.

(b)         Notwithstanding anything to the contrary in this Agreement, each Special Limited Partner (i) agrees that it will execute any instruments or perform any other acts that are or may be necessary to effectuate and carry out the transactions contemplated by Sections 4.14 through 4.20, and (ii) designates and appoints the General Partner its true and lawful attorney, in its name, place and stead to make, execute and sign any and all instruments, documents or certificates on behalf of any defaulting Special Limited Partner in order to give effect to any remedy against such defaulting Special Limited Partner (including, but not limited to, the remedies set forth in Sections 4.14 through 4.20).

(c)         Notwithstanding anything to the contrary in Sections 4.14 through 4.20, a Special Limited Partner shall not be declared to be in default by the General Partner with respect to any due and unpaid Capital Contributions in the event that such Special Limited Partner is entitled to withdraw from the Partnership (or the General Partner has requested such withdrawal) pursuant to Sections 4.22 through 4.27 and the failure to make such due and unpaid Capital Contributions is the consequence of or attributable to such withdrawal.

4.22.      Withdrawal by ERISA Regulated Pension Plans. Notwithstanding any other provision of this Agreement, any Special Limited Partner that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA, may elect to withdraw from the Partnership, in whole or in part, or upon demand by the General Partner must withdraw from the Partnership, in whole or in part, if either such Special Limited Partner or the General Partner obtains an opinion of counsel to the effect that, as a result of ERISA, (i) the withdrawal of the Special Limited Partner from the Partnership to such extent is required to enable the Special Limited Partner to avoid a violation of, or breach of the fiduciary duties of any person under ERISA (other than a breach of the fiduciary duties of any such person based upon the investment strategy or performance of the Partnership) or any provision of the Code related to ERISA or (ii) all or any portion of the assets of the Partnership (as opposed to the Special Limited Partner’s partnership interest) constitute assets of the Special Limited Partner for purposes of ERISA and are subject to the provisions of ERISA to substantially the same extent as if owned directly by the Special Limited Partner.

28

4.23.     Withdrawal by Government Plans Complying with State and Local Law. Notwithstanding any other provision of this Agreement, any Special Limited Partner that is a “government plan”, within the meaning of ERISA may elect to withdraw from the Partnership, in whole or in part, or upon demand by the General Partner must withdraw from the Partnership, in whole or in part, if either such Special Limited Partner or the General Partner obtains an opinion of counsel to the effect that as a result of state statutes, regulations, case, law, administrative interpretations or similar authority applicable to the “government plan,” the withdrawal of such Special Limited Partner from the Partnership to such extent is required to enable the Special Limited Partner or the Partnership to avoid a violation (other than a violation based upon the investment performance of the Partnership) of the applicable state law.

4.24.     Withdrawal by Government Plans Complying with ERISA. Notwithstanding any other provision of this Agreement, any Special Limited Partner that is a “government plan”, within the meaning of ERISA may elect to withdraw from the Partnership, in whole or in part, if the “government plan” obtains an opinion of counsel to the effect that, as a result of ERISA, (i) the withdrawal of the “government plan” from the Partnership to such extent would be required if it were an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA, to enable the “government plan” to avoid a violation of, or breach of fiduciary duties of any person under ERISA (other than a breach of the fiduciary duties of any such person based upon the investment strategy or performance of the Partnership) or any provision of the Code related to ERISA, or (ii) all or any portion of the assets of the Partnership would constitute assets of the “government plan” for the purposes of ERISA, if the “government plan” were an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA and would be subject to the provisions of ERISA to substantially the same extent as if owned directly by the “government plan.”

4.25.     Withdrawal by Tax Exempt Limited Partners. Notwithstanding any other provision of this Agreement, any Special Limited Partner that is exempt from taxation under Section 501(a) or 501(c)(3) of the Code may elect to withdraw from the Partnership, in whole or in part, if the Special Limited Partner obtains an opinion of counsel to the effect that as a result of applicable statutes, regulations, case law, administrative interpretations or similar authority, the withdrawal of the Special Limited Partner from the Partnership to such extent is required to enable the tax exempt Special Limited Partner to avoid loss of its tax exempt status under Section 501(a) or 501(c)(3) of the Code.

4.26.     Withdrawal by Registered Investment Companies. Notwithstanding any other provision of this Agreement, any Special Limited Partner that is an “investment company” subject to registration under the Investment Company Act, may elect to withdraw from the Partnership, in whole or in part, or upon demand by the General Partner must withdraw from the Partnership, in whole or in part, if either such Special Limited Partner or the General Partner obtains an opinion of counsel to the effect that, as a result of the Investment Company Act, the withdrawal of the Special Limited Partner from the Partnership to such extent is required to enable such Special Limited Partner or the Partnership to avoid a violation of applicable provisions of the Investment Company Act or the requirement that the Partnership register as an investment company under the Investment Company Act.

4.27.     Withdrawal by Banks.

(a)         If a Special Limited Partner which is subject to regulation under the Banking Acts has requested an amendment to this Agreement in order to permit such Special Limited Partner to be in compliance with the provisions of the Banking Acts (following a change thereto after the date hereof) and if the General Partner has not effected the amendment, then notwithstanding any other provision of this Agreement, such Special Limited Partner may elect to withdraw from the Partnership in whole or in part, or on demand from the General Partner must withdraw from the Partnership in whole or in part, provided either such Special Limited Partner or the General Partner delivers to the General Partner an opinion of counsel (including an attorney general’s opinion or an opinion from a regulatory authority to which the Special Limited Partner is subject) to the effect that, as a result of the Banking Acts applicable to it, the withdrawal of the Special Limited Partner from the Partnership is required to enable such Special Limited Partner to be in compliance with the Banking Acts. Upon receipt of such opinion, the General Partner shall, either (i) effect such amendments as would enable such Special Limited Partner to be in compliance with the Banking Acts (as hereafter changed) without withdrawing from the Partnership; or (ii) permit the withdrawal of the Special Limited Partner and apply the provisions of Section 4.28; or (iii) dissolve the Partnership. Any opinion delivered to the General Partner pursuant to this Section 4.27 must be acceptable to the General Partner (which acceptance shall not be unreasonably withheld).

29

(b)        In addition, if there is a change in governmental laws, rules, regulations and written interpretations which results or will result in the withdrawal of one or more Special Limited Partners from the Partnership, and if a Special Limited Partner which is a bank, bank holding company, savings and loan association, savings association holding company or an Affiliate thereof delivers to the General Partner an opinion of counsel acceptable to the General Partner to the effect that as a result of any such withdrawal or withdrawals such Special Limited Partner is or would be in violation of the Banking Acts (an “Adversely Affected Banking Entity”), then the Adversely Affected Banking Entity shall be entitled to reduce its Commitment by the smallest amount which would permit that Special Limited Partner to be in compliance with the Banking Acts and/or to withdraw from the Partnership the smallest portion of its Partnership Interest which, after such withdrawal would result in that Special Limited Partner being in compliance with the Banking Acts. Alternatively, the Adversely Affected Banking Entity may, but shall not be required to, subject to compliance with the other provisions of this Agreement and assisted by the Partnership, sell that portion of its Special Limited Partnership interest which after the sale would result in the Adversely Affected Banking Entity being in compliance with the Banking Acts.

(c)         If a Special Limited Partner which is a bank holding company or a savings association holding company or an Affiliate thereof must rely on Section 4(k) of the Bank Holding Company Act of 1956, as amended, to qualify its investment in the Partnership as a legally permitted investment, then that Special Limited Partner can reduce its ownership interest in the Partnership by withdrawal to the minimum extent necessary so as not to be an “affiliate” of the Partnership under Section 23A of the Federal Reserve Act, as amended.

(d)         If a Special Limited Partner withdraws pursuant to Section 4.27, the provisions of Section 4.28 governing withdrawal shall apply.

4.28.     Distributions on Withdrawal. Subject to the provisions of this Section, upon withdrawal under any provision of this Agreement, a Special Limited Partner will have the rights to distributions provided in the Act with respect to distributions made to limited partners upon withdrawal from a limited partnership.

ARTICLE V

PROFITS AND LOSSES; DISTRIBUTIONS

5.01       Allocation of Profit and Loss.

(a)         Profit. Profit of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b)         Loss. Loss of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

30

(c)         Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). The manner in which it is reasonably expected that the deductions attributable to nonrecourse liabilities will be allocated for purposes of determining a Partner’s share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be in accordance with a Partner’s Percentage Interest.

(d)         Qualified Income Offset. If a Partner receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.01(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.01(d).

(e)         Capital Account Deficits. Loss shall not be allocated to a Limited Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.01(e), to the extent permitted by Regulations Section 1.704-1(b), Profit first shall be allocated to the General Partner in an amount necessary to offset the Loss previously allocated to the General Partner under this Section 5.01(e).

(f)         Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

31

(g)         Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Sections 5.01(a) and (b), Liquidating Gains shall first be allocated to the LTIP Unitholders until their Economic Capital Account Balances, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units. For this purpose, “Liquidating Gains” means net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of Partnership assets under Section 704(b) of the Code. The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances to the extent attributable to their ownership of LTIP Units. Similarly, the “Common Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 5.01(g), divided by (ii) the number of the General Partner’s Common Units. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 5.01(g). The parties agree that the intent of this Section 5.01(g) is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with the General Partner’s Common Units (on a per-Unit basis).

(h)         Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.01(c), (d) or (e). All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.01, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). With respect to properties acquired by the Partnership, the General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to such properties, and such election shall be binding on all Partners.

5.02       Distribution of Cash.

(a)         Subject to Sections 5.02(c), (d) and (e), the Partnership shall distribute cash at such times and in such amounts as are determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in proportion with their respective Percentage Interests on the Partnership Record Date.

(b)         In accordance with Section 4.04(a)(ii), the LTIP Unitholders shall be entitled to receive distributions in an amount per LTIP Unit equal to the Common Partnership Unit Distribution. In accordance with Section 4.01(b)(i), the holders of Special Units shall be entitled to receive distributions in an amount per Special Unit equal to the Common Partnership Unit Distribution.

(c)         If a new or existing Partner acquires additional Partnership Units in exchange for a Capital Contribution on any date other than a Partnership Record Date, the cash distribution attributable to such additional Partnership Units relating to the Partnership Record Date next following the issuance of such additional Partnership Units shall be reduced in the proportion to (i) the number of days that such additional Partnership Units are held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.

32

(d)         Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner (the “Distributable Amount”) equals or exceeds the Withheld Amount, the entire Distributable Amount shall be treated as a distribution of cash to such Partner, or (ii) if the Distributable Amount is less than the Withheld Amount, the excess of the Withheld Amount over the Distributable Amount shall be treated as a Partnership Loan from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid upon the demand of the Partnership or, alternatively, through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a General Partner Loan to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.02(d) shall bear interest at the lesser of (i) 300 basis points above the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, Eastern Edition, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

(e)         In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash dividend as the holder of record of a REIT Common Share for which all or part of such Partnership Unit has been or will be redeemed.

5.03       REIT Distribution Requirements. The General Partner shall use commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to pay distributions to its shareholders that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code, other than to the extent the General Partner elects to retain and pay income tax on its net capital gain.

5.04       No Right to Distributions in Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.

5.05       Limitations on Return of Capital Contributions. Notwithstanding any of the provisions of this Article V, no Partner shall have the right to receive, and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of his Capital Contribution, does not exceed the fair market value of the Partnership’s assets.

33

5.06       Distributions Upon Liquidation.

(a)         Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.

(b)         For purposes of Section 5.06(a), the Capital Account of each Partner shall be determined after all adjustments made in accordance with Sections 5.01 and 5.02 resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.

(c)         Any distributions pursuant to this Section 5.06 shall be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation). To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

5.07       Substantial Economic Effect. It is the intent of the Partners that the allocations of Profit and Loss under the Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article V and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

ARTICLE VI

RIGHTS, OBLIGATIONS AND
POWERS OF THE GENERAL PARTNER

6.01       Management of the Partnership.

(a)          Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i) to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to, notes and mortgages that the General Partner determines are necessary or appropriate in the business of the Partnership;

(ii) to construct buildings and make other improvements on the properties owned or leased by the Partnership;

(iii) to authorize, issue, sell, redeem or otherwise purchase any Partnership Units or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Units, or Rights relating to any class or series of Partnership Units) of the Partnership;

34

(iv) to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v) to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vi) to guarantee or become a co-maker of indebtedness of any Subsidiary of the General Partner or the Partnership, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vii) to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general and administrative expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;

(viii) to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix) to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;

(x) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership’s business;

(xi) to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xii) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii) to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiv) to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers and such other persons as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;

35

(xv) to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xvi) to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii) to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii) to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix) to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xx) to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other valid Partnership purpose;

(xxi) to merge, consolidate or combine the Partnership with or into another Person;

(xxii) to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code or an "investment company" or a subsidiary of an investment company under the Investment Company Act of 1940; and

(xxiii) enter into and perform obligations under underwriting or other agreements in connection with issuances of securities by the Partnership or the General Partner or any affiliate thereof;

(xxiii)       to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates or revokes its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.

(b)         Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.02      Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

36

6.03       Indemnification and Exculpation of Indemnitees.

(a)         The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 6.03(a). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation before judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 6.03(a). Any indemnification pursuant to this Section 6.03 shall be made only out of the assets of the Partnership.

(b)         The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.03 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)         The indemnification provided by this Section 6.03 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d)         The Partnership may purchase and maintain insurance, as an expense of the Partnership, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)         For purposes of this Section 6.03, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.03; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is not opposed to the best interests of the Partnership.

(f)         In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)         An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.03 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

37

(h)         The provisions of this Section 6.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)         Any amendment, modification or repeal of this Section 6.03 or any provision shall be prospective only and shall not in any way affect the indemnification of an Indemnitee by the Partnership under this Section 6.03 as in effect immediately before such amendment, modification or repeal with respect to matters occurring, in whole or in part, before such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.04       Liability of the General Partner.

(a)         Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner, nor any of its Directors, officers, agents or employees shall be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if any such party acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.

(b)         The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the General Partner’s shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of the shareholders of the General Partner on the one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the shareholders of the General Partner or the Limited Partners; provided, however, that any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either the shareholders of the General Partner or the Limited Partners shall be resolved in favor of the shareholders of the General Partner. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Limited Partners in connection with such decisions.

(c)         Subject to its obligations and duties as General Partner set forth in Section 6.01, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)         Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981 or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e)         Any amendment, modification or repeal of this Section 6.04 or any provision shall be prospective only and shall not in any way affect the limitations on the General Partner’s or any of its officer’s, director’s, agent’s or employee’s liability to the Partnership and the Limited Partners under this Section 6.04 as in effect immediately before such amendment, modification or repeal with respect to matters occurring, in whole or in part, before such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

38

6.05       Partnership Obligations.

(a)         Except as provided in this Section 6.05 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)         All Administrative Expenses shall be obligations of the Partnership, and the General Partner shall be entitled to reimbursement by the Partnership for any expenditure (including Administrative Expenses) incurred by it on behalf of the Partnership that shall be made other than out of the funds of the Partnership. All reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

6.06       Outside Activities. Subject to Section 6.08, the Charter and any agreements, including without limitation the Advisory Agreement, entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or shareholder of the General Partner, the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interest or activities. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character that, if presented to the Partnership or any Limited Partner, could be taken by such Person.

6.07       Employment or Retention of Affiliates.

(a)         Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price or other payment therefore that the General Partner determines to be fair and reasonable.

(b)         The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c)         The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.

39

6.08       General Partner Activities. The General Partner agrees that, generally, all business activities of the General Partner, including activities pertaining to the acquisition, development, ownership of or investment in real properties or other property, shall be conducted through the Partnership or one or more Subsidiary Partnerships; provided, however, that the General Partner may make direct acquisitions or undertake business activities if such acquisitions or activities are made in connection with the issuance of Additional Securities by the General Partner or the business activity has been approved by a majority of the Independent Directors. If, at any time, the General Partner acquires material assets (other than Partnership Units or other assets on behalf of the Partnership), the definition of “REIT Common Shares Amount” may be adjusted, as reasonably determined by the General Partner, to reflect only the fair market value of a REIT Common Share attributable to the General Partner’s Partnership Units and other assets held on behalf of the Partnership.

6.09       Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

6.10       Restrictions on General Partner Authority. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of a Two Thirds Majority (other than the General Partner or any Subsidiary of the General Partner), or such other percentage of the Limited Partners as may be specifically provided for under a provision of this Agreement, and may not perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any liability not contemplated herein or under the Act except with the written consent of such Limited Partner.

ARTICLE VII

CHANGES IN GENERAL PARTNER

7.01       Transfer of the General Partner’s Partnership Interest.

(a)         The General Partner shall not transfer all or any portion of its General Partnership Interests, and the General Partner shall not withdraw as General Partner, except as provided in or in connection with a transaction contemplated by Sections 7.01(c), (d) or (e).

(b)         The General Partner agrees that its General Partnership Interest will at all times be in the aggregate at least 0.1%.

(c)         Except as otherwise provided in Section 7.01(d) or (e), the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets (other than in connection with a change in the General Partner’s state of incorporation or organizational form), in each case which results in a Change of Control of the General Partner (a “Transaction”), unless at least one of the following conditions is met:

(i) the consent of a Majority in Interest (other than the General Partner or any Subsidiary of the General Partner) is obtained;

40

(ii) as a result of such Transaction, all Limited Partners (other than the General Partner and any Subsidiary of the General Partner) will receive, or have the right to receive, for each Partnership Unit an amount of cash, securities or other property equal in value to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Common Share in consideration of one REIT Common Share; provided, that if, in connection with such Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Common Shares, each holder of Partnership Units (other than the General Partner and any Subsidiary of the General Partner) shall be given the option to exchange its Partnership Units for the greatest amount of cash, securities or other property that such Limited Partner would have received had it (A) exercised its Common and Special Unit Redemption Right pursuant to Section 8.04 and (B) sold, tendered or exchanged pursuant to the Offer the REIT Common Shares received upon exercise of the Common and Special Unit Redemption Right immediately before the expiration of the Offer; or

(iii) the General Partner is the surviving entity in the Transaction and either (A) the holders of REIT Common Shares do not receive cash, securities or other property in the Transaction or (B) all Limited Partners (other than the General Partner or any Subsidiary of the General Partner) receive for each Partnership Unit an amount of cash, securities or other property (expressed as an amount per REIT Common Share) that is no less in value than the product of the Conversion Factor and the greatest amount of cash, securities or other property (expressed as an amount per REIT Common Share) received in the Transaction by any holder of REIT Common Shares.

(d)         Notwithstanding Section 7.01(c), the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Survivor”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Survivor in good faith and (ii) the Survivor expressly agrees to assume all obligations of the General Partner hereunder. Upon such contribution and assumption, the Survivor shall have the right and duty to amend this Agreement as set forth in this Section 7.01(d). The Survivor shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Common Shares Amount and Conversion Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Common Shares or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been exchanged immediately before such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor. The Survivor also shall in good faith modify the definition of REIT Common Shares and make such amendments to Section 8.04 so as to approximate the existing rights and obligations set forth in Section 8.04 as closely as reasonably possible. The above provisions of this Section 7.01(d) shall similarly apply to successive mergers or consolidations permitted hereunder.

In respect of any transaction described in the preceding paragraph, the General Partner is required to use its commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners (other than the General Partner or any Subsidiary) to recognize a gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction, provided such efforts are consistent with and subject in all respects to the exercise of the Board of Directors’ fiduciary duties to the shareholders of the General Partner under applicable law.

41

(e)         Notwithstanding anything in this Article VII:

(i) The General Partner may transfer all or any portion of its General Partnership Interest to (A) any wholly owned Subsidiary of the General Partner or (B) the owner of all of the ownership interests of the General Partner, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and

(ii) the General Partner may engage in a transaction required by law or by the rules of any national securities exchange or over-the-counter interdealer quotation system on which the REIT Common Shares are listed or traded.

7.02       Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a)         the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.05 in connection with such admission shall have been performed;

(b)         if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c)         counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.

7.03       Effect of Bankruptcy, Withdrawal, Death or Dissolution of General Partner.

(a)         Upon the occurrence of an Event of Bankruptcy as to the General Partner (and its removal pursuant to Section 7.04(a)) or the death, withdrawal, removal or dissolution of the General Partner (except that, if the General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of the General Partner if the business of the General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.03(b). The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.02 shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.

(b)       Following the occurrence of an Event of Bankruptcy as to the General Partner (and its removal pursuant to Section 7.04(a)) or the death, withdrawal, removal or dissolution of the General Partner (except that, if the General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners), the Limited Partners, within 90 days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.04 by selecting, subject to Section 7.02 and any other provisions of this Agreement, a substitute General Partner by consent of a Majority in Interest. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

42

7.04       Removal of General Partner.

(a)         Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, the General Partner, the General Partner shall be deemed to be removed automatically; provided, however, that if the General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to or removal of a partner in such partnership shall be deemed not to be a dissolution of the General Partner if the business of the General Partner is continued by the remaining partner or partners. The Limited Partners may not remove the General Partner, with or without cause.

(b)         If the General Partner has been removed pursuant to this Section 7.04 and the Partnership is continued pursuant to Section 7.03, the General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by a Majority in Interest in accordance with Section 7.03(b) and otherwise be admitted to the Partnership in accordance with Section 7.02. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a Majority in Interest (excluding the General Partner and any Subsidiary of the General Partner) within ten days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a Majority in Interest (excluding the General Partner and any Subsidiary of the General Partner) each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest no later than 60 days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals closest in value.

(c)         The General Partnership Interest of a removed General Partner, during the time after default until transfer under Section 7.04(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.04(b).

(d)         All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section 7.04.

43

ARTICLE VIII

RIGHTS AND OBLIGATIONS
OF THE LIMITED PARTNERS

8.01       Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner, which shall act for the benefit of the Partnership, the Limited Partners and the General Partner’s stockholders, collectively.

8.02       Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, including amendments, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.

8.03       Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

8.04       Common and Special Unit Redemption Right.

(a)         Subject to Sections 8.04(b), (c), (d), (e) and (f) and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Common Units (including any LTIP Units that are converted into Common Units) and/or Special Units held by them, each Limited Partner (other than the General Partner or any Subsidiary of the General Partner) shall have the right (the “Common and Special Unit Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Common Units and/or Special Units held by such Limited Partner at a redemption price equal to and in the form of the Common and Special Redemption Amount to be paid by the Partnership, provided that such Common Units (or the LTIP Units converted into such Common Units) and/or Special Units shall have been outstanding for at least one year (or such lesser time as determined by the General Partner in its sole and absolute discretion), and subject to any restriction agreed to in writing between the Redeeming Limited Partner and the Partnership or General Partner. The Common and Special Unit Redemption Right shall be exercised pursuant to a Notice of Exercise of Redemption Right in the form attached hereto as Exhibit B delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Common and Special Unit Redemption Right (the “Redeeming Limited Partner”); provided, however, that the Partnership shall, in its sole and absolute discretion, have the option to deliver either the Cash Amount or the REIT Common Shares Amount; provided, further, that the Partnership shall not be obligated to satisfy such Common and Special Unit Redemption Right if the General Partner elects to purchase the Common Units and/or Special Units subject to the Notice of Redemption; and provided, further, that, subject to the terms of any agreement between the General Partner and a Limited Partner with respect to Common Units (or any LTIP Units converted into such Common Units) and/or Special Units held by such Limited Partner, no Limited Partner may deliver more than two Notices of Redemption during each calendar year. A Limited Partner may not exercise the Common and Special Unit Redemption Right for less than one thousand (1,000) Common Units and/or Special Units, or, if such Limited Partner holds less than one thousand (1,000) Common Units and/or Special Units, all of the Common Units and/or Special Units held by such Limited Partner. The Redeeming Limited Partner shall have no right, with respect to any Common Units or Special Units so redeemed, to receive any distribution paid with respect to Common Units or Special Units if the record date for such distribution is on or after the Specified Redemption Date.

44

(b)         Notwithstanding the provisions of Section 8.04(a), a Limited Partner that exercises the Common and Special Unit Redemption Right shall be deemed to have offered to sell the Common Units and/or Special Units described in the Notice of Redemption to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Common Units and/or Special Units by paying to the Redeeming Limited Partner either the Cash Amount or the REIT Common Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Redemption Date, whereupon the General Partner shall acquire the Common Units and/or Special Units offered for redemption by the Redeeming Limited Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units and/or Special Units. If the General Partner shall elect to exercise its right to purchase Common Units and/or Special Units under this Section 8.04(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Limited Partner within five Business Days after the receipt by the General Partner of such Notice of Redemption.

If the General Partner shall exercise its right to purchase Common Units and/or Special Units with respect to the exercise of a Common and Special Unit Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Limited Partner with respect to such Redeeming Limited Partner’s exercise of such Common and Special Unit Redemption Right, and each of the Redeeming Limited Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Limited Partner for federal income tax purposes as a sale of the Redeeming Limited Partner’s Common Units and/or Special Units to the General Partner. Each Redeeming Limited Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Common Shares upon exercise of the Common and Special Unit Redemption Right.

(c)         Notwithstanding the provisions of Section 8.04(a) and 8.04(b), a Limited Partner shall not be entitled to exercise the Common and Special Unit Redemption Right if the delivery of REIT Common Shares to such Limited Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.04(b) (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.04(b)) would (i) result in such Limited Partner or any other Person (as defined in the Charter) owning, directly or indirectly, REIT Common Shares in excess of the Share Ownership Limit or any Excepted Holder Limit and calculated in accordance therewith, except as provided in the Charter, (ii) result in REIT Common Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the General Partner to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of the General Partner’s, the Partnership’s or a Subsidiary Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (v) otherwise cause the General Partner to fail to qualify as a REIT under the Code or (vi) cause the acquisition of REIT Common Shares by such Limited Partner to be “integrated” with any other distribution of REIT Common Shares, Common Units or Special Units for purposes of complying with the registration provisions of the Securities Act or the qualification provisions of Regulation A promulgated thereunder. The General Partner, in its sole and absolute discretion, may waive the restriction on redemption set forth in this Section 8.04(c).

(d)         Any Cash Amount to be paid to a Redeeming Limited Partner pursuant to this Section 8.04 shall be paid on the Specified Redemption Date. Any REIT Common Share Amount to be paid to a Redeeming Limited Partner pursuant to this Section 8.04 shall be paid on the Specified Redemption Date.

45

(e)         Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Limited Partner’s exercise of the Common and Special Unit Redemption Right. If a Redeeming Limited Partner believes that it is exempt from such withholding upon the exercise of the Common and Special Unit Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in substantially the form attached as Exhibit C and any similar forms or certificates required to avoid or reduce the withholding under state, local or foreign law. If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Limited Partner’s exercise of the Common and Special Unit Redemption Right and if the Common and Special Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Partner in redemption of its Common Units. If, however, the Common and Special Redemption Amount is less than the Withheld Amount, the Redeeming Limited Partner shall not receive any portion of the Common and Special Redemption Amount, the Common and Special Redemption Amount shall be treated as an amount received by such Partner in redemption of its Common Units and/or Special Units, and the Partner shall contribute the excess of the Withheld Amount over the Common and Special Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.

(f)         Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Common and Special Unit Redemption Rights as and if deemed necessary or reasonable to ensure that the Partnership does not constitute a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, restrictions are necessary or reasonable to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

ARTICLE IX

TRANSFERS OF PARTNERSHIP INTERESTS

9.01       Purchase for Investment.

(a)         Each Limited Partner, by its signature below or by its subsequent admission to the Partnership, hereby represents and warrants to the General Partner and to the Partnership that the acquisition of such Limited Partner’s Partnership Units is made for investment purposes only and not with a view to the resale or distribution of such Partnership Units.

(b)         Subject to the provisions of Section 9.02, each Limited Partner agrees that such Limited Partner will not sell, assign or otherwise transfer such Limited Partner’s Partnership Units or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.01(a).

46

9.02       Restrictions on Transfer of Partnership Units.

(a)         Subject to the provisions of Sections 9.02(b), (c) and (d), no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of such Limited Partner’s Partnership Units, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

(b)         No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.05) of all of such Limited Partner’s Partnership Units pursuant to this Article IX or pursuant to a redemption of all of such Limited Partner’s Common Units pursuant to Section 8.04. Upon the permitted Transfer or redemption of all of a Limited Partner’s Common Units, such Limited Partner shall cease to be a Limited Partner.

(c)          Subject to Sections 9.02(d), (e) and (g), a Limited Partner may Transfer, with the written consent of the General Partner, all or a portion of such Limited Partner’s Partnership Units to such Limited Partner’s (i) parent or parent’s spouse, (ii) spouse, (iii) natural or adopted descendant or descendants, (iv) spouse of such Limited Partner’s descendant, (v) brother or sister, (vi) trust created by such Limited Partner for the primary benefit of such Limited Partner and/or any such Person(s) described in (i) through (v) above, of which trust such Limited Partner or any such Person(s) or bank or other commercial entity in the business of acting as a fiduciary in its ordinary course of business and having an equity capitalization of at least $100,000,000 is a trustee, (vii) a corporation, partnership or limited liability company controlled by a Person or Persons named in (i) through (v) above, or (viii) if the Limited Partner is an entity, its beneficial owners.

(d)         No Limited Partner may effect a Transfer of its Partnership Units, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Partnership Units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

(e)         No Transfer by a Limited Partner of its Partnership Units, in whole or in part, may be made to any Person if (i) in the opinion of legal counsel for the Partnership, such Transfer would result in the Partnership being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

(f)         The General Partner shall monitor the Transfers of Partnership Units (including any acquisition of Common Units by the Partnership or the General Partner) to determine (i) if such units could be treated as being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether such Transfers could result in the Partnership being unable to qualify for the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Service setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Secondary Market Safe Harbors”). The General Partner shall have the authority (but shall not be required) to take any steps it determines are necessary or appropriate in its sole and absolute discretion (i) to prevent any Transfer of Partnership Units which could cause the Partnership to become a “publicly traded partnership,” within the meaning of Code Section 7704 or (ii) to ensure that one or more of the Secondary Market Safe Harbors is met.

47

(g)         Any purported Transfer in contravention of any of the provisions of this Article IX shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the General Partner or the Partnership.

(h)         Before the consummation of any Transfer under this Article IX, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall reasonably request in connection with such Transfer.

9.03       Admission of Substitute Limited Partner.

(a)         Subject to the other provisions of this Article IX, an assignee of the Partnership Units of a Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Partnership Units) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion, and upon the satisfactory completion of the following:

(i) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require to effect the admission of such Person as a Limited Partner;

(ii) To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed in accordance with the Act;

(iii) The assignee shall have delivered a letter containing the representation set forth in Section 9.01(a) and the representations and warranties set forth in Section 9.01(b);

(iv) If the assignee is a corporation, partnership, limited liability company or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement;

(v) The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.02;

(vi) The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner; and

(vii) The assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b)         For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.03(a)(ii) or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c)         The General Partner and the Substitute Limited Partner shall cooperate with each other by preparing the documentation required by this Section 9.03 and making all required filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article IX to the admission of such Person as a Limited Partner of the Partnership.

48

9.04       Rights of Assignees of Partnership Units.

(a)         Subject to the provisions of Sections 9.01 and 9.02, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Units until the Partnership has received notice.

(b)         Any Person who is the assignee of all or any portion of a Limited Partner’s Partnership Units, but does not become a Substitute Limited Partner and desires to make a further assignment of such Partnership Units, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Partnership Units.

9.05       Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if such Limited Partner dies, such Limited Partner’s executor, administrator or trustee, or, if such Limited Partner is finally adjudicated incompetent, such Limited Partner’s committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing such Limited Partner’s estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of such Limited Partner’s Partnership Units and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

9.06       Joint Ownership of Partnership Units. A Partnership Unit may be acquired by two individuals as joint tenants with right of survivorship, provided, that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Unit shall be required to constitute the action of the owners of such Partnership Unit; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Unit held in a joint tenancy with a right of survivorship, the Partnership Unit shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Unit until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Unit to be divided into two equal Partnership Units, which shall thereafter be owned separately by each of the former owners.

49

ARTICLE X

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

10.01     Books and Records. At all times during the continuance of the Partnership, the General Partner shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate Limited Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

10.02     Custody of Partnership Funds; Bank Accounts.

(a)         All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b)         All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.02(b).

10.03     Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year unless otherwise required by the Code.

10.04     Annual Tax Information and Report. Within 90 days after the end of each fiscal year of the Partnership, the General Partner shall furnish to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.

10.05     Tax Matters Partner; Tax Elections; Special Basis Adjustments.

(a)         The General Partner shall be the Tax Matters Partner of the Partnership. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.

Following the effective date of the Bipartisan Budget Act of 2015, P.L. 114-74 (“BBA”), the General Partner shall be the “partner representative” as defined in Code Section 6223 as in effect following amendment by the BBA. If eligible to do so, the General Partner may cause the Company to make an election under Code Section 6221(b) (as added by the BBA) to not apply the provisions of Subchapter C of Chapter 63 of the Code (as amended by the BBA) to the Company for taxable years beginning on or after January 1, 2018.

If the Internal Revenue Service (“IRS”) makes an adjustment to the Company’s income, losses, deductions or credits or the Company makes any such adjustment for a year for which a federal income tax return had been previously filed, the adjustment, to the maximum extent permitted by law, shall be allocated, on the books and records of the Company, to the Partners (including former Partners whose interest have not been fully liquidated) in accordance with their respective interests (including the interests of their respective predecessors) in the Partnership for the year to which the adjustment related and, if the Partnership pays the tax liability associated with the adjustment, such payment shall be allocated, to the maximum extent permitted by law, to such Partners in accordance with the way that the corresponding income or reduction in tax credits was allocated.

50

Unless each Partner timely elects, in a written notice to the General Partner, the Partnership and the General Partner, to the maximum extent permitted by law (by making elections, not making elections, following options that may be available under guidance from the IRS, and/or adjusting allocations) shall (A) timely elect, as provided by Code Section 6226 (added by BBA) and applicable Regulations and other applicable guidance issued thereunder, to have the economic burden or benefits of any adjustment be borne by the Partners in a way that is as close as possible to the way that such burdens or benefits would be borne if the Company’s returns for the reviewed year (as defined in Code Section 6225(d)(1), as added by BBA) had been amended and new Schedule K-1s issued and, to the extent required by law, the Partners had filed amended tax returns taking into account the amended Schedule K-1s and (B) issue amended Schedule K-1s and such other required forms reflecting such adjustments and the Partners agree to file amended returns reflecting the adjustments and information on the amended Schedule K-1s and/or such other applicable IRS forms.

Upon the promulgation of Treasury Regulations and/or other guidance implementing BBA (collectively, “Guidance”), the General Partner and the other Partners will evaluate and consider options available with respect to preserving the allocations of responsibility and authority and the elections and options described above with respect to conforming with the applicable provisions of the Code and revised partnership audit procedures, and agree to use their good faith efforts to agree to mutually agreeable amendments to this Agreement if necessary or beneficial to the Partners to better implement the BBA provisions and Guidance while preserving the terms and agreements embodied herein.

(b)         All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(c)         In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(d)         The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation Section 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Tax Matters Partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners. The Partnership and the Partners (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The Partnership is also authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation Section 1.83-3, including amending this Agreement.

51

ARTICLE XI

AMENDMENT OF AGREEMENT

11.01     Amendment of Agreement.

(a)         Amendments to this Agreement may be proposed by the General Partner or by Limited Partners forming a Majority in Interest (other than the General Partner or any Subsidiary of the General Partner). Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as otherwise provided in this Agreement, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the consent of a Majority in Interest (other than the General Partner or any Subsidiary of the General Partner).

(b)          Notwithstanding Section 11.01(a), the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the issuance of additional Partnership Units or the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(iii) to set forth or amend the designations, rights (including redemption rights that differ from those specified in Section 8.04), powers, duties, and preferences of holders of any additional Partnership Units or other Partnership Interests issued pursuant to Section 4.02;

(iv) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(v) to reflect such changes as are reasonably necessary for the General Partner to maintain its qualification as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the Service;

(vi) to modify the manner in which Capital Accounts are computed;

(vii) to include provisions in this Agreement that may be referenced in any rulings, regulations, notices, announcements, or other guidance regarding the federal income tax treatment of compensatory partnership interests issued and made effective after the date hereof or in connection with any elections that the General Partner determines to be necessary or advisable in respect of any such guidance. Any such amendment may include, without limitation, (a) a provision authorizing or directing the General Partner to make any election under the such guidance, (b) a covenant by the Partnership and all of the Partners to agree to comply with the such guidance, (c) an amendment to the capital account maintenance provisions and the allocation provisions contained in this Agreement so that such provisions comply with (I) the provisions of the Code and the Regulations as they apply to the issuance of compensatory partnership interests and (II) the requirements of such guidance and any election made by the General Partner with respect thereto, including, a provision requiring “forfeiture allocations” as appropriate. Any such amendments to this Agreement shall be binding upon all Partners; and

52

(viii) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 11.01(b) is taken.

(c)         Notwithstanding Sections 11.01(a) and (b), this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partnership Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter rights of such Partner to receive distributions pursuant to Article 5, or the allocations specified in Article 5 (except as permitted pursuant to Section 4.02 and Section 11.01(b)(iii)) in a manner adverse to such Partner; (iv) alter or modify the Common and Special Unit Redemption Right and REIT Common Shares Amount as set forth in Section 8.04, and the related definitions, in a manner adverse to such Partner; (v) cause the termination of the Partnership prior to the time set forth in Section 2.04; or (vi) amend this Section 11.01(c); provided, however, that the consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Any amendment consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

(d)       Notwithstanding Sections 11.01(a) or (b), the General Partner shall not amend Sections 4.02(a), 6.06, 6.07 or 7.01 without the consent of a Majority in Interest (other than the General Partner or any Subsidiary of the General Partner).

ARTICLE XII

GENERAL PROVISIONS

12.01     Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in the attached Exhibit A, as it may be amended or restated from time to time; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the General Partner and the Partnership shall be delivered at or mailed to its office address set forth in Section 2.03. The General Partner and the Partnership may specify a different address by notifying the Limited Partners in writing of such different address.

12.02     Survival of Rights. Subject to the provisions limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

53

12.03     Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

12.04     Severability. If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder.

12.05     Entire Agreement. This Agreement and its attached Exhibits constitute the entire agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter, including without limitation the Agreement.

12.06     Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

12.07     Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

12.08     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties, notwithstanding that all parties shall not have signed the same counterpart.

12.09     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

54

IN WITNESS WHEREOF, the parties have hereunder affixed their signatures to this Agreement of Limited Partnership as of the dates set forth below.

GENERAL PARTNER:	CAPROCQ CORE REIT, INC.

	By:	/s/ Beau Blair
	Name:	Beau Blair
	Title:	Chief Operating Officer
	Date:	September 1, 2017

INITIAL LIMITED PARTNER:	CAPROCQ CORE REIT, INC.

	By:	/s/ Beau Blair
	Name:	Beau Blair
	Title:	Chief Operating Officer
	Date:	September 1, 2017

[Signature Page to Amended and Restated Agreement of Limited Partnership]

55

LIMITED PARTNERS:	[_________________________]

By:
Name:
Title:
Date:

[Signature Page to Amended and Restated Agreement of Limited Partnership]

56

SPECIAL LIMITED PARTNERS:	Arkansas Community Foundation, Inc.

	By:	/s/ Corey T. Moline
	Name:	Corey T. Moline
	Title:	Chief Financial Officer
	Date:	September 13, 2017

USAble Life

By:	/s/ Mark Langston
Name:	Mark Langston
Title:	EVP, CFO
Date:	9-27-17

[Signature Page to Amended and Restated Agreement of Limited Partnership]

57

EXHIBIT A

(As of September 27, 2017)

Partner Name & Address	Number of Partnership Units	Commitment (US $)	Capital Contribution	Agreed Value of Non-Cash Capital Contributions	Percentage Interest
Limited Partners:
CapRocq Core REIT, Inc. 1 Allied Drive Suite 1715 Little Rock, AR 72202	474,200 Common Units	N/A	$4,742,000	$0	67.2%
Subtotal:	474,200 Common Units	N/A	$4,742,000	$0	67.2%

Special Limited Partners:
Arkansas Community Foundation, Inc. 1400 West Markham Suite 206 Little Rock, AR 72201	66,194 Special Units	$2,000,000	$622,222	$0	9.4%

USAble Life 17500 Chenal Parkway 5th Floor Little Rock, AR 72223	165,485 Special Units	$5,000,000	$1,555,556	$0	23.4%
Subtotal:	231,679 Special Units	$7,000,000	$2,177,778	$0	32.8%

TOTAL:	705,879 Partnership Units	$7,000,000	$6,919,778	$0	100.0%

58